Exhibit 99

Contact – Investors:
Martin O’Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

Contact – Media:
Maria Kuhn
Corporate Director of Communications
Tel: + 44 20 3117 1375
E: maria.kuhn@belmond.com

BELMOND LTD. ANNOUNCES WEBCAST OF
INVESTOR AND ANALYST MEETING ON JUNE 1, 2016

HAMILTON, BERMUDA – May 26, 2016. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, announced today that it will host an Investor and Analyst Meeting for members of the investment community on Wednesday, June 1, 2016 at 10:00 a.m. EDT.

The event will include presentations from Roeland Vos, president and chief executive officer; Philippe Cassis, executive vice president and chief operating officer; and Martin O'Grady, executive vice president and chief financial officer.

All interested parties may listen to a simultaneous webcast of the Investor and Analyst Meeting, which will be accessible from the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events. Alternatively, interested parties may listen to the event by using either of the following telephone numbers: (844) 309-0619 (U.S. toll free) or (661) 378-9466 (international). The conference ID number is 21764044. A copy of the presentations will be made available on the Company’s website prior to the start of the event. For those unable to listen to the live webcast, a replay of the event will be available on the Company’s website for approximately one year.

Ends/…

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Belmond Ltd., Canon’s Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
investor.belmond.com